Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2019 Second Quarter Results
SALT LAKE CITY, July 30, 2019 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage facilities in the United States and a member of the S&P 500, announced operating results for the three and six months ended June 30, 2019.
Highlights for the three months ended June 30, 2019:

•	Achieved net income attributable to common stockholders of $0.81 per diluted share, representing an 8.0% increase compared to the same period in 2018.

•
Achieved funds from operations attributable to common stockholders and unit holders (“FFO”) of $1.21 per diluted share. FFO, excluding adjustments for non-cash interest (“Core FFO”), was $1.22 per diluted share, representing a 6.1% increase compared to the same period in 2018.

•	Increased same-store revenue by 3.9% and same-store net operating income (“NOI”) by 3.9% compared to the same period in 2018.

•	Reported same-store occupancy of 93.6% as of June 30, 2019, compared to 94.2% as of June 30, 2018.

•	Acquired one store at completion of construction (a “Certificate of Occupancy store” or “C of O store”) and completed one development for a total investment of approximately $20.2 million.

•	In conjunction with joint venture partners, acquired 11 operating stores for a total cost of approximately $228.5 million, of which the Company invested $36.6 million.

•	Closed a transaction to commence the net leasing of 22 stores, and announced plans to net lease an additional 14 stores for a total of 36 stores, 31 of which were already managed by the Company.

•
Added 48 stores (gross) to the Company's third-party management platform. As of June 30, 2019, we managed 595 stores for third parties and 243 stores in joint ventures, for a total of 838 managed stores.

•	Disposed of one store for $11.8 million and recorded a gain of $1.2 million.

•	Paid a quarterly dividend of $0.90 per share, a 4.7% increase from the previous quarter.
Highlights for the six months ended June 30, 2019:

•	Achieved net income attributable to common stockholders of $1.55 per diluted share, representing a 6.9% increase compared to the same period in 2018.

•	Achieved FFO of $2.35 per diluted share. Core FFO was $2.37 per diluted share, representing a 5.8% increase compared to the same period in 2018.

•	Increased same-store revenue by 4.0% and same-store NOI by 4.4% compared to the same period in 2018.

•	Acquired three Certificate of Occupancy stores, completed one development and purchased our joint venture partner's interest in 12 stores for a total investment of approximately $242.5 million.

•
In conjunction with joint venture partners, acquired 12 operating stores and six Certificate of Occupancy stores for a total cost of approximately $439.1 million, of which the Company invested $84.2 million.

•	Added 94 stores (gross) to the Company's third-party management platform.
Joe Margolis, CEO of Extra Space Storage Inc., commented: “We continue to produce solid results, in a competitive summer leasing season. Our same-store revenue and NOI growth remained healthy, both at 3.9%, despite pressure from new supply in many markets. We also had strong external growth through acquisitions, third-party management and our first net lease transaction, which collectively added 61 stores to the platform in the quarter. Our operational execution and external activities led to Core FFO growth of 6.1%, two cents above the high end of our guidance.”

FFO Per Share:
The following table outlines the Company’s FFO and Core FFO for the three and six months ended June 30, 2019 and 2018. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2019		2018		2019		2018
		(per share)[1]		(per share)[1]		(per share)[1]		(per share)[1]
Net income attributable to common stockholders	$104,828	$0.81	$95,153	$0.75	$199,598	$1.55	$183,409	$1.45
Impact of the difference in weighted average number of shares – diluted[2]		(0.05)		(0.04)		(0.09)		(0.09)
Adjustments:
Real estate depreciation	51,144	0.38	48,107	0.36	101,917	0.74	95,345	0.71
Amortization of intangibles	1,809	0.01	1,953	0.01	4,097	0.03	4,592	0.04
Gain on real estate transactions	(1,205)	(0.01)	—	—	(1,205)	(0.01)	—	—
Unconsolidated joint venture real estate depreciation and amortization	1,912	0.01	1,638	0.01	3,784	0.03	3,150	0.02
Distributions paid on Series A Preferred Operating Partnership units	(572)	—	(572)	—	(1,144)	(0.01)	(1,144)	(0.01)
Income allocated to Operating Partnership noncontrolling interests	7,861	0.06	7,560	0.05	15,251	0.11	14,734	0.11
FFO	$165,777	$1.21	$153,839	$1.14	$322,298	$2.35	$300,086	$2.23
Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	1,185	0.01	1,176	0.01	2,347	0.02	2,385	0.01
CORE FFO	$166,962	$1.22	$155,015	$1.15	$324,645	$2.37	$302,471	$2.24

Weighted average number of shares – diluted[3]	137,162,649		134,782,467		136,895,144		134,836,994

(1)	Per share amounts may not recalculate due to rounding.

(2)
Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and Core FFO per share, which are calculated assuming full redemption of all OP units as described in note (3).

(3)
Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common Operating Partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and Core FFO per share also includes the effect of share-based compensation plans and our exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:
The following table outlines the Company’s same-store performance for the three and six months ended June 30, 2019 and 2018 (amounts shown in thousands, except store count data—unaudited)1:

	For the Three Months Ended June 30,		Percent	For the Six Months Ended June 30,		Percent
	2019	2018	Change	2019	2018	Change
Same-store rental revenues[2]	$258,259	$248,565	3.9%	$510,585	$490,795	4.0%
Same-store operating expenses[2]	72,000	69,332	3.8%	143,814	139,378	3.2%
Same-store net operating income[2]	$186,259	$179,233	3.9%	$366,771	$351,417	4.4%

Same-store square foot occupancy as of quarter end	93.6%	94.2%		93.6%	94.2%

Properties included in same-store	821	821		821	821

(1)	A reconciliation of net income to same-store net operating income is provided later in this release, entitled “Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income.”

(2)	Same-store revenues, same-store operating expenses and same-store net operating income do not include tenant reinsurance revenue or expense.

Same-store revenues for the three and six months ended June 30, 2019 increased due to higher net rental rates for both new and existing customers. Same-store expenses were higher for the three and six months ended June 30, 2019, primarily due to increases in marketing, property taxes and insurance, which were partially offset by decreases in payroll and benefits and utilities expense.
Major markets with revenue growth above the Company’s portfolio average for the three and six months ended June 30, 2019 included Chicago, Hawaii, Las Vegas, Oklahoma City, Phoenix and Sacramento. Major markets performing below the Company’s portfolio average included Charleston, Dallas, Denver, Houston, Miami and West Palm Beach/Boca Raton.

Investment, Disposition and Third-Party Management Activity:
The following table outlines the Company’s acquisitions and developments that are closed, completed or under agreement (dollars in thousands - unaudited):

	Total Closed/Completed through June 30, 2019		Closed/Completed Subsequent to June 30, 2019		Scheduled to Still Close/Complete in 2019		Total 2019		To Close/Complete in 2020/2021
Wholly-Owned Investment	Stores	Price	Stores	Price	Stores	Price	Stores	Price	Stores	Price
Operating Stores	—	$—	—	$—	—	$—	—	$—	—	$—
C of O and Development Stores[1]	4	49,980	—	—	1	16,800	5	66,780	5	44,662
Buyout of JV Partners' Interest in Operating Stores[2]	12	192,518	—	—	—	—	12	192,518	—	—
EXR Investment in Wholly-owned stores	16	242,498	—	—	1	16,800	17	259,298	5	44,662

Joint Venture Investment
EXR Investment in JV Acquisition of Operating Stores[1]	12	38,510	—	—	3	2,020	15	40,530	—	—
EXR Investment in JV C of O and Development Stores	6	45,739	1	9,083	4	21,996	11	76,818	2	11,996
EXR Investment in Joint Ventures	18	84,249	1	9,083	7	24,016	26	117,348	2	11,996
Total EXR Investment	34	$326,747	1	$9,083	8	$40,816	43	$376,646	7	$56,658

(1)
The locations of C of O and development stores and joint venture ownership interest details are included in the supplemental financial information published on the Company’s website at www.extraspace.com.

(2)	The buyout of JV partners' interest in stores is reported at the value of the partners' ownership interest less the value of the Company's promoted interest.
The projected developments and acquisitions under agreement described above are subject to customary closing conditions and no assurance can be provided that these developments and acquisitions will be completed on the terms described, or at all.
Dispositions:
On April 11, 2019, the Company disposed of a store in Ballston Spa, New York for $11.8 million and recognized a gain of $1.2 million.
Net Lease:
On June 1, 2019, the Company closed a transaction to commence net leasing 22 stores from W.P. Carey Inc. ("WPC"). This is the first of three groups of leases that will be closed between the Company and WPC totaling 36 stores, 31 of which were previously managed by the Company.
Property Management:
As of June 30, 2019, the Company managed 595 stores for third-party owners and 243 stores owned in joint ventures, for a total of 838 stores under management. The Company continues to be the largest self-storage management company in the United States.
Balance Sheet:
On May 15, 2019, the Company entered into new “at the market” (“ATM”) equity distribution agreements in connection with filing a new shelf registration statement on Form S-3. The new equity distribution agreements reset the balance available for issuance under the Company's ATM program to $500.0 million. During the three months ended June 30, 2019, the Company sold 930,000 shares of common stock using its ATM program at an average sales price of $107.61 per share resulting in net proceeds of $99.1 million. As of June 30, 2019, the Company had $399.9 million available for issuance under its ATM program.

As of June 30, 2019, the Company’s percentage of fixed-rate debt to total debt was 75.5%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.4% and 3.7%, respectively. The combined weighted average interest rate was 3.5% with a weighted average maturity of approximately 4.4 years.
On July 1, 2019, the Company amended its credit facility, and increased borrowings by $500.0 million, to an amended total of up to $1.85 billion in aggregate borrowings. The funds were used to retire $494.8 million in secured loans to various lenders.
On July 17, 2019, S&P Global Ratings assigned the Company a BBB issuer rating with a stable outlook.
Dividends:
On June 28, 2019, the Company paid a second quarter common stock dividend of $0.90 per share to stockholders of record at the close of business on June 14, 2019. The dividend of $0.90 per share represents a 4.7% increase over the previous quarterly dividend.

Outlook:
The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 20191:

	Ranges for 2019 Annual Assumptions		Notes
	Low	High
FFO	$4.76	$4.84
Core FFO	$4.79	$4.87
Dilution per share from C of O and value add acquisitions	$0.23	$0.23
Same-store revenue growth	2.50%	3.25%	Excludes tenant reinsurance
Same-store expense growth	4.00%	4.75%	Excludes tenant reinsurance
Same-store NOI growth	1.75%	3.00%	Excludes tenant reinsurance
Weighted average one-month LIBOR	2.25%	2.25%

Net tenant reinsurance income	$96,500,000	$97,500,000
Management fees, other income and interest income	$54,000,000	$55,000,000
General and administrative expenses	$89,500,000	$90,500,000	Includes non-cash compensation expense
Average monthly cash balance	$70,000,000	$70,000,000
Equity in earnings of real estate ventures	$11,500,000	$12,500,000
Acquisition of operating stores (wholly-owned)	$300,000,000	$300,000,000
Acquisition of C of O stores (wholly-owned)	$75,000,000	$75,000,000	Includes development
Acquisition of operating stores (joint venture)	$50,000,000	$50,000,000	Represents the Company's investment
Acquisition of C of O stores (joint venture)	$75,000,000	$75,000,000	Represents the Company's investment and includes development
Interest expense	$187,000,000	$189,000,000
Non-cash interest expense related to exchangeable senior notes	$5,000,000	$5,000,000	Excluded from Core FFO
Taxes associated with the Company's taxable REIT subsidiary	$10,000,000	$11,000,000
Weighted average share count	137,300,000	137,300,000	Assumes redemption of all OP units for common stock

(1)
A reconciliation of net income outlook to same-store net operating income outlook is provided later in this release entitled "Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income." The reconciliation includes details related to same-store revenue and same-store expense outlooks. A reconciliation of net income per share outlook to funds from operations per share outlook is provided later in this release entitled "Reconciliation of the Range of Estimated GAAP Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share."

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.
Supplemental Financial Information:
Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Under the "Company Info" navigation menu on the home page, click on “Investor Relations,” then under the “Financials & Stock Info” navigation menu click on “Quarterly Earnings.” This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.
Conference Call:
The Company will host a conference call at 1:00 p.m. Eastern Time on Wednesday, July 31, 2019, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; audience passcode: 7171209. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.
A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on July 31, 2019, until 4:00 p.m. Eastern Time on August 5, 2019. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; conference ID: 7171209.
Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of store acquisitions, developments, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, the competitive landscape, plans or intentions relating to acquisitions and developments and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions and developments on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•
the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	increases in interest rates;

•	reductions in asset valuations and related impairment charges;

•	our lack of sole decision-making authority with respect to our joint venture investments;

•	the effect of recent changes to U.S. tax laws;

•	the failure to maintain our REIT status for U.S. federal income tax purposes; and

•	economic uncertainty due to the impact of natural disasters, war or terrorism, which could adversely affect our business plan.
All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
Definition of FFO:
FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net income. Net income assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization related to real estate and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements. FFO should not be considered a replacement of net income computed in accordance with GAAP.
For informational purposes, the Company also presents Core FFO. Core FFO excludes revenues and expenses not core to our operations and non-cash interest. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding revenues and expenses not core to our operations and non-cash interest charges, stockholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. Core FFO by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.
Definition of Same-Store:

The Company’s same-store pool for the periods presented consists of 821 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to occupancy, rental revenue (growth), operating expenses (growth), net operating income (growth), etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.
About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT and a member of the S&P 500. As of June 30, 2019, the Company owned and/or operated 1,752 self-storage stores in 40 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 1.2 million units and approximately 134.0 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.
###

For Information:
Jeff Norman
Extra Space Storage Inc.
(801) 365-1759

Extra Space Storage Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets:
Real estate assets, net	$7,667,033	$7,491,831
Real estate assets - operating lease right-of-use assets	228,793	—
Investments in unconsolidated real estate ventures	174,480	125,326
Cash and cash equivalents	47,667	57,496
Restricted cash	7,977	15,194
Other assets, net	272,083	158,131
Total assets	$8,398,033	$7,847,978
Liabilities, Noncontrolling Interests and Equity:
Notes payable, net	$4,090,278	$4,137,213
Exchangeable senior notes, net	565,920	562,374
Notes payable to trusts	—	30,928
Revolving lines of credit	382,000	81,000
Operating lease liabilities	238,130	—
Cash distributions in unconsolidated real estate ventures	45,081	45,197
Accounts payable and accrued expenses	115,056	101,461
Other liabilities	132,757	104,383
Total liabilities	5,569,222	5,062,556
Commitments and contingencies
Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 128,513,095 and 127,103,750 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,285	1,271
Additional paid-in capital	2,756,799	2,640,705
Accumulated other comprehensive income (loss)	(27,476)	34,650
Accumulated deficit	(288,399)	(262,902)
Total Extra Space Storage Inc. stockholders' equity	2,442,209	2,413,724
Noncontrolling interest represented by Preferred Operating Partnership units, net	176,108	153,096
Noncontrolling interests in Operating Partnership, net and other noncontrolling interests	210,494	218,602
Total noncontrolling interests and equity	2,828,811	2,785,422
Total liabilities, noncontrolling interests and equity	$8,398,033	$7,847,978

Consolidated Statement of Operations for the Three and Six Months Ended June 30, 2019 and 2018
(In thousands, except share and per share data) - Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Property rental	$279,584	$258,128	$550,587	$506,014
Tenant reinsurance	31,701	28,521	61,498	55,555
Management fees and other income	12,317	10,164	23,063	20,729
Total revenues	323,602	296,813	635,148	582,298
Expenses:
Property operations	80,870	73,083	159,635	145,836
Tenant reinsurance	6,982	5,471	13,949	11,078
General and administrative	23,351	21,651	46,029	43,115
Depreciation and amortization	54,406	51,892	109,065	103,641
Total expenses	165,609	152,097	328,678	303,670
Gain on real estate transactions	1,205	—	1,205	—
Income from operations	159,198	144,716	307,675	278,628
Interest expense	(47,448)	(43,347)	(94,808)	(84,313)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,185)	(1,176)	(2,347)	(2,385)
Interest income	1,718	1,188	3,106	2,626
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	112,283	101,381	213,626	194,556
Equity in earnings of unconsolidated real estate ventures	3,121	3,429	5,751	7,026
Income tax expense	(2,715)	(2,097)	(4,528)	(3,439)
Net income	112,689	102,713	214,849	198,143
Net income allocated to Preferred Operating Partnership noncontrolling interests	(3,128)	(3,492)	(6,291)	(6,882)
Net income allocated to Operating Partnership and other noncontrolling interests	(4,733)	(4,068)	(8,960)	(7,852)
Net income attributable to common stockholders	$104,828	$95,153	$199,598	$183,409
Earnings per common share
Basic	$0.82	$0.75	$1.56	$1.45
Diluted	$0.81	$0.75	$1.55	$1.45
Weighted average number of shares
Basic	127,585,436	125,874,130	127,349,299	125,823,581
Diluted	135,654,761	132,772,772	135,166,456	132,992,734
Cash dividends paid per common share	$0.90	$0.86	$1.76	$1.64

Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income — for the Three and Six Months Ended June 30, 2019 and 2018 (In thousands) — Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net Income	$112,689	$102,713	$214,849	$198,143
Adjusted to exclude:
Gain on real estate transactions	(1,205)	—	(1,205)	—
Equity in earnings of unconsolidated joint ventures	(3,121)	(3,429)	(5,751)	(7,026)
Interest expense	48,633	44,523	97,155	86,698
Depreciation and amortization	54,406	51,892	109,065	103,641
Income tax expense	2,715	2,097	4,528	3,439
General and administrative	23,351	21,651	46,029	43,115
Management fees, other income and interest income	(14,035)	(11,352)	(26,169)	(23,355)
Net tenant insurance	(24,719)	(23,050)	(47,549)	(44,477)
Non same-store revenue	(21,325)	(9,563)	(40,002)	(15,219)
Non same-store expense	8,870	3,751	15,821	6,458
Total same-store net operating income	$186,259	$179,233	$366,771	$351,417

Same-store revenues	258,259	248,565	510,585	490,795
Same-store operating expenses	72,000	69,332	143,814	139,378
Same-store net operating income	$186,259	$179,233	$366,771	$351,417

Reconciliation of the Range of Estimated GAAP Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending September 30, 2019 and Year Ending December 31, 2019 — Unaudited

	For the Three Months Ending September 30, 2019		For the Year Ending December 31, 2019
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.76	$0.79	$2.96	$3.04
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.06	0.06	0.23	0.23
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.02)	(0.02)
Net income attributable to common stockholders for diluted computations	0.81	0.84	3.17	3.25

Adjustments:
Real estate depreciation	0.37	0.37	1.49	1.49
Amortization of intangibles	0.01	0.01	0.05	0.05
Unconsolidated joint venture real estate depreciation and amortization	0.02	0.02	0.06	0.06
Loss (gain) on real estate transactions and impairment of real estate	—	—	(0.01)	(0.01)
Funds from operations attributable to common stockholders	1.21	1.24	4.76	4.84

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.03	0.03
Core funds from operations attributable to common stockholders	$1.22	$1.25	$4.79	$4.87

Reconciliation of Estimated GAAP Net Income to Estimated Same-store Net Operating Income —
for the Year Ending December 31, 2019 (In thousands) — Unaudited

	For the Year Ending December 31, 2019
	Low	High
Net Income	$419,500	$434,500
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(11,500)	(12,500)
Interest expense (includes non-cash)	194,000	192,000
Depreciation and amortization	219,000	219,000
Income tax expense	10,000	11,000
General and administrative	90,500	89,500
Management fees, other income and interest income	(54,000)	(55,000)
Net tenant insurance	(96,500)	(97,500)
Non same-store revenue	(86,000)	(86,000)
Non same-store expense	48,000	48,000
Total same-store net operating income	$733,000	$743,000

Same-store revenue	$1,023,000	$1,031,000
Same-store expense	(290,000)	(288,000)
Total same-store net operating income	$733,000	$743,000